Exhibit 10.39
DANA HOLDING CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT
Award Date:
     1. The Award and the Plan. As of the Award Date set forth in the Award Notification preceding or accompanying this Restricted Stock Unit Award Agreement (the “Agreement”), Dana Holding Corporation (“Dana”) grants to you the right to earn the number of restricted stock units set forth in such Award Notification (“RSUs”). Any undefined terms in this Agreement appearing as defined terms will have the same meaning as they do in the Dana Holding Corporation 2008 Omnibus Incentive Plan, as amended and/or restated from time to time (the “Plan”). Dana will provide a copy of the Plan to you upon request.
     2. Payment of RSUs. The RSUs covered by this Agreement will become payable to you if they become nonforfeitable in accordance with Sections 3, 4, or 5 below.
     3. Vesting of RSUs. Subject to the terms and conditions of Sections 4, 5 and 6 below, your right to receive one hundred percent (100%) of the shares of Common Stock or cash subject to the RSUs will become nonforfeitable on the ___anniversary of the Award Date (the “Vesting Date”) if you remain continuously employed by Dana or any of its Subsidiaries until such time.
     4. Effect of Change in Control. In the event a Change in Control occurs prior to the RSUs becoming nonforfeitable as provided in Section 3 above and while you are an employee of Dana or any Subsidiary, the RSUs covered by this Agreement will become nonforfeitable and payable to you. However, if the Change in Control does not constitute a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code, then issuance of the Common Shares underlying the RSUs (or payment of any other form of consideration into which the Common Shares underlying the RSUs may have been converted in connection with the Change in Control) will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to you on the earlier of (a) your “separation from service” with Dana and its Subsidiaries (determined in accordance with Section 409A(a)(2)(A)(i) of the Code) (or, if you are a “specified employee” as determined pursuant to procedures adopted by Dana in compliance with Section 409A of the Code, the date of issuance or payment will be the first day of the seventh month after the date of your separation from service with Dana and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code), (b) the Vesting Date under Section 3, or (c) your death.
     5. Effect of Termination Due to Death, Disability, Normal Retirement or Termination without Cause. Notwithstanding Section 3 above, if you die, become Disabled while in the employ of Dana or any Subsidiary, in the event of your Normal Retirement of or you are terminated without Cause, a prorated portion of the RSUs covered by this Agreement will become nonforfeitable, based on the number of full or partial months you were employed during the three-year performance period ending on the Vesting Date. Any such RSUs awarded will become payable on the Vesting Date. If the event triggering the right to payment under this Agreement is the your Normal Retirement or Termination without Cause and you are a “specified employee” as determined pursuant to procedures adopted by Dana in compliance with Section 409A of the Code, the date of issuance will be the first day of the seventh month after the date of your separation from service with Dana or any of its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code.
     6. Other Employment Terminations. In the event that your employment will terminate in a manner other than any specified in Sections 4 or 5 above, you will forfeit any RSUs that have not become nonforfeitable by you at the time of such termination.
     7. Form and Time of Payment of RSUs. Except as otherwise provided for in Section 10, payment for the RSUs will be made in form of shares of Common Stock or cash, at the discretion of

Dana, at the time they become nonforfeitable or otherwise become payable in accordance with Sections 3, 4 or 5 above. To the extent that Dana is required to withhold any federal, state, local or foreign taxes in connection with the delivery of shares of Common Stock to you or any other person under this Agreement, and the amounts available to Dana for such withholding are insufficient, it will be a condition to the receipt of such delivery that you will pay such taxes or make arrangements that are satisfactory to Dana for payment thereof. You may elect to have the number of shares of Common Stock to be delivered to you or such other person reduced (based on the Market Value Per Share as of the date the RSUs become payable) to provide for the taxes required to be withheld, with any fractional shares that would otherwise be delivered being rounded up to the next nearest whole share. In no event, however, will the Market Value Per Share of the shares of Common Stock to be withheld and/or delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. The Board (or the Compensation Committee) may, at its discretion, adopt any alternative method of providing for taxes to be withheld.
     8. Payment of Dividend Equivalents. From and after the Award Date and until the earlier of (a) the time when the RSUs become nonforfeitable and payable in accordance with Sections 3, 4, or 5 above or (b) the time when your right to receive shares of Common Stock upon payment of RSUs is forfeited in accordance with Section 6 above, on the date that Dana pays a cash dividend (if any) to holders of shares of Common Stock generally, you will be entitled to a number of additional whole RSUs determined by dividing (i) the product of (A) the dollar amount of the cash dividend paid per share of Common Stock on such date and (B) the total number of RSUs (including dividend equivalents paid thereon) previously credited to you as of such date, by (ii) the Market Value Per Share on such date. Such dividend equivalents (if any) will be subject to the same terms and conditions and will be settled or forfeited in the same manner and at the same time as the RSUs to which the dividend equivalents were credited.
     9. RSUs Nontransferable. Neither the RSUs granted hereby nor any interest therein or in the shares of Common Stock related thereto will be transferable or assignable other than by will or the laws of descent and distribution prior to payment.
     10. Adjustments. Dana will make any adjustments in the number of RSUs or other securities covered by this Agreement that Dana may determine to be equitably required to prevent any dilution or expansion of your rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, reverse stock split, combination of shares, recapitalization or other change in the capital structure of Dana, (b) merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation involving Dana or other distribution of assets, issuance of rights or warrants to purchase securities of Dana, or (c) other transaction or event having an effect similar to any of those referred to in Sections 10(a) or 10(b). Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence will occur, Dana may provide in substitution of any or all of your rights under this Agreement such alternative consideration as Dana may determine in good faith to be equitable under the circumstances.
     11. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to you. This Agreement and the Plan will be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
     12. Right to Terminate Employment. Nothing contained in this Agreement will confer upon you any right with respect to continuance of employment by Dana or any Subsidiary, nor limit or affect in any manner the right of Dana or any Subsidiary to terminate the employment or adjust your compensation.
     13. Information. Information about you and your participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. You understand that such processing of this information may need to be carried out by Dana and its Subsidiaries and by third party administrators whether such persons are located within your country or elsewhere, including the United States of America. You consent to the processing of information relating to you and your participation in the Plan in any one or more of the ways referred to above.
     14. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan will govern. The Board (or a committee of the Board) acting pursuant to the Plan, as constituted from time to time, will, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the RSUs. By your acceptance of the award under this Agreement, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.
     15. Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect your rights under this Agreement without your consent (provided, however, that your consent will not be required to an amendment that is deemed necessary by Dana to ensure compliance with Section 409A of the Code).
     16. Severability. If any provision of this Agreement or the application of any provision in this Agreement to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
     17. Compliance with Law. Dana will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the RSUs covered by this Agreement will not be paid if the payment thereof would result in violation of any such law.
     18. Successors and Assigns. Without limiting Section 9 above, the provisions of this Agreement will inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of Dana.
     19. Governing Law. This Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principles of conflict of laws thereof.
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     IN WITNESS WHEREOF, this Agreement has been executed by an appropriate officer of Dana Holding Corporation and by you, both as of the day and year first above written.
DANA HOLDING CORPORATION

By:

Name:

Title:

Recipient Signature

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